As filed with the Securities and Exchange Commission on May 19, 2017

Registration Statement File No. 333-163972

Registration Statement File No. 333-167392

Registration Statement File No. 333-180931

Registration Statement File No. 333-183413

Registration Statement File No. 333-191580

Registration Statement File No. 333-192642

Registration Statement File No. 333-199755

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-163972)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-167392)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-180931)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-183413)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-191580)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-192642)

POST-EFFECTIVE AMENDMENT NO. 1 (NO. 333-199755)

to

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMERICAN DG ENERGY INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	04-3569304 (I.R.S. Employer Identification No.)

45 First Avenue
Waltham, Massachusetts 02451
781-622-1120

(Address of Principal Executive Offices including zip code)

Bonnie Brown
Chief Financial Officer
American DG Energy Inc.
45 First Avenue
Waltham, MA 02451
Tel: (781) 522-6020/Fax: (781) 622-1027

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Edwin L. Miller, Jr.
Benjamin J. Armour
Sullivan & Worcester LLP
One Post Office Square
Boston, MA 02109
Tel: (617) 338-2800/Fax: (781) 338-2880

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box ☐.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non –accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

American DG Energy Inc., a Delaware corporation (“Registrant”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-3 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all securities that remain unsold under each such Registration Statement as of the date hereof:

•                  Registration Statement No. 333-163972, filed with the SEC on November 23, 2009, as thereafter amended, registering 8,931,836 shares of Registrant’s common stock;

•                  Registration Statement No. 333-167392, filed with the SEC on June 8, 2010, as thereafter amended, registering $50,000,000 aggregate amount of Registrant’s common stock and warrants to purchase Registrant’s common stock;

•                  Registration Statement No. 333-180931, filed with the SEC on April 25, 2012, registering 1,000,000 shares of Registrant’s common stock;

•                  Registration Statement No. 333-183413, filed with the SEC on August 20, 2012, registering 1,250,000 shares of Registrant’s common stock;

•                  Registration Statement No. 333-191580, as thereafter amended, filed with the SEC on October 4, 2013, registering $50,000,000 aggregate amount of Registrant’s common stock and warrants to purchase Registrant’s common stock;

•                  Registration Statement No. 333-192642, as thereafter amended, filed with the SEC on December 3, 2013, registering 633,334 shares of Registrant’s common stock; and

•                  Registration Statement No. 333-199755, filed with the SEC on October 31, 2014, as thereafter amended,  registering 1,881,482 shares of Registrant’s common stock..

On November 1, 2016, Registrant entered into an Agreement and Plan of Merger (as subsequently amended, the “Merger Agreement”), among Tecogen Inc., a Delaware corporation (“Tecogen”), Tecogen.ADGE Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Tecogen (“Merger Sub”), and Registrant, pursuant to which Merger Sub will merge with and into Registrant, with Registrant as the surviving entity such that Registrant will become a wholly-owned subsidiary of Tecogen (the “Merger”). On May 18, 2017, pursuant to the Merger Agreement, Merger Sub merged with and into Registrant, with Registrant continuing as the surviving corporation in the Merger.

In connection with the Merger, the Registrant is terminating all offerings of its securities registered pursuant to the Registration Statements. The Registrant is filing these Post-Effective Amendments to hereby terminate the effectiveness of the Registration Statements and remove from registration any and all securities registered under the Registration Statements but that remain unsold as of the date hereof. This filing is made in accordance with an undertaking made by the Registrants in Part II of each of the Registration Statements to remove from registration by means of a post-effective amendment any securities that remain unsold at the termination of the offerings.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, American DG Energy Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on May 19, 2017.

AMERICAN DG ENERGY INC.

By:	/s/ John N. Hatsopoulos
John N. Hatsopoulos
Co-Chief Executive Officer

   No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.